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                                                                    Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated December 10, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's application of AICPA Statement of Position 90-7, FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE and an explanatory paragraph regarding the Company's change in its inventory costing method for domestic inventories) relating to the financial statements of Haynes International, Inc. appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
Indianapolis, Indiana
May 13, 2005